                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC  20549

                                 SCHEDULE 13D
                                (RULE 13d-101)

 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13d-1(a) AND
              AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(a)

                               (AMENDMENT NO. 1)


                        Applied Voice Recognition, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)


                                 Common Stock
                ----------------------------------------------
                        (Title of Class of Securities)


                                   03828N103
                     -------------------------------------
                                (CUSIP Number)

                                Carl Dammekens
                    Lernout & Hauspie Speech Products N.V.
                          Flanders Language Valley 50
                              8900 Ieper, Belgium
                         Telephone:  011 32 57 228888
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  (Name, Address and Telephone Number of Person Authorized to Receive Notices
                              and Communications)

                                January 7, 2000
            ------------------------------------------------------
            (Date of Event Which Requires Filing of This Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See (S)240.13d-7(b) for other parties to whom copies to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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                                   SCHEDULE 13D
-----------------------                                  ---------------------
  CUSIP NO. 03828N103                                      PAGE 2 OF 4 PAGES
-----------------------                                  ---------------------

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      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Lernout & Hauspie Speech Products N.V.
      00-0000000
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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

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      SEC USE ONLY
 3


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      SOURCE OF FUNDS*
 4
      WC

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      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
 5    PURSUANT TO ITEMS 2(d) or 2(e)                                [_]


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      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Belgium

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                          SOLE VOTING POWER
                     7
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          0
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      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      0

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      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12                                                                  [_]


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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      0%

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      TYPE OF REPORTING PERSON*
14
      CO

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                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7


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      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION


ITEM 1.   SECURITY AND ISSUER.
------    -------------------

     This Schedule 13D/A amends Item 5 of the Schedule 13D dated as of November 5, 1999 filed by Lernout & Hauspie Speech Products N.V., a Belgian corporation ("L & H"), relating to the Common Stock (the "Common Stock") of Applied Voice Recognition, Inc., a Delaware corporation doing business as e-DOCS.net (the "Issuer"). The principal executive offices of the Issuer are located at 4615 Post Oak Place, Suite 111, Houston, Texas 77027.

ITEM 5.   INTEREST IN SECURITIES OF THE REGISTRANT.
------    ----------------------------------------

     (a)  Not applicable.

     (b)  Not applicable.

     (c)  Not applicable.

     (d)  Not applicable.

     (e) L&H ceased to be the owner of more than 5% of the Issuer's Common Stock on January 7, 2000.
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                            SCHEDULE 13D - SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


        January 24, 2000                 LERNOUT & HAUSPIE SPEECH PRODUCTS N.V.
-------------------------------
            (Date)
                                         By:  /s/ Carl Dammekens
                                              ---------------------------------
                                              Carl Dammekens
                                              Senior Vice President of Finance
                                              and Chief Financial Officer